UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-27264	33-0687976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Mansell Court Suite 100 Roswell, GA 30076
(Address of principal executive offices, including zip code)

(404) 526-6200

Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On April 10, 2007, Vascular Genetics Inc. (“VGI”), a wholly-owned subsidiary of Corautus Genetics Inc. (“Corautus”), terminated the License Agreement, dated February 24, 2000 (the “License Agreement”), between VGI and Vical Incorporated (“Vical”). Additionally, on April 10, 2007, Corautus terminated the Development Agreement, dated July 30, 2003 (“Development Agreement”), by and between Corautus and Boston Scientific Corporation (“BSC”), the Distribution Agreement, dated July 30, 2003, by and between Corautus and BSC (“Distribution Agreement”), and the Manufacturing Agreement for Clinical Trial and Commercial Supply, dated May 13, 2005 (“Manufacturing Agreement”), by and between Corautus and Boehringer Ingelheim Austria GmbH (“BI”). Corautus determined that these agreements were no longer necessary to carry out Corautus’s business strategy.

The License Agreement granted Corautus the exclusive worldwide right and license to utilize certain intellectual property rights owned by Vical relating to the delivery of gene therapy treatment. As consideration for the license granted by Vical under the License Agreement, Corautus had an obligation to make certain royalty payments. As a part of the termination of the License Agreement, Corautus and Vical agreed that neither party shall have any continuing material obligations or liabilities under the License Agreement.

The Development Agreement provided that BSC would supply to Corautus certain development assistance and support for Corautus’s GENASIS clinical trial. The Distribution Agreement provided that BSC would be the exclusive distributor of Corautus’s VEGF-2 products relating to cardiac therapies. As consideration for the development and distribution services, Corautus was to pay to BSC a percentage of sales of Corautus’s products distributed by BSC. As a part of the termination of the Development Agreement and Distribution Agreement, Corautus and BSC agreed that neither party shall have any continuing material obligations or liabilities under these agreement.

The Manufacturing Agreement provided that BI would produce VEGF-2 material for Corautus’s clinical trials and commercial sales, in exchange for certain cash purchase amounts. Corautus no longer has any continuing material obligations or liabilities under this agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: April 16, 2007	/s/ Jack W. Callicutt
Jack W. Callicutt
Chief Financial Officer